EXHIBIT C


            FORM OF RATE CONVERSION/CONTINUATION REQUEST


To:       National City Bank, as Agent

Subject:  Amended and Restated Credit Agreement, dated as of
          September 8, 1994 (the "Credit Agreement), among Health
          Care REIT, Inc. ("Borrower"), the Banks which are a party thereto and National City Bank, as Agent.

Greetings:

Each term in this Rate Conversion/Continuation Request shall be defined in accordance with the Credit Agreement. Pursuant to the Credit Agreement, we request

     ( ) the Banks to convert $_________________ principal amount of the [Prime Rate Loans] [LIBOR Rate Loans] comprising the Revolving Credit Borrowing (or portion thereof) [extended] [converted] [continued] on _____________, 199_ in the original aggregate principal sum of [$___________________], on _________________, 199_, into [LIBOR Rate Loans to have an Interest Period of ___ months from the date thereof] [Prime Rate Loans].

     ( ) the Banks to continue $_________________ principal amount of the LIBOR Rate Loans comprising the Revolving Credit Borrowing (or portion thereof) [extended] [converted] [continued] on _____________, 199_ with a ___ month Interest Period in the original aggregate principal sum of [$___________________] as LIBOR Rate Loans having an Interest Period of the same duration commencing on _________________, 199_.*

     ( ) the Banks to convert $___________________ principal amount of the LIBOR Rate Loans comprising the Revolving Credit Borrowing (or portion thereof [extended] [converted] [continued] on _____________, 199_ with a ___ month Interest Period in the original aggregate principal sum of [$___________________] to LIBOR Rate Loans having an Interest Period of ___ months commencing on _________________, 199_.

     The undersigned represents and warrants that this request is made in compliance with Section 2.02 of the Credit Agreement.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Rate Conversion or Rate Continuation before and after giving effect thereto and to the application of the proceeds therefrom:

     (i) The representations and warranties contained in Article IV are correct on and as of the date of this Rate Conversion or Rate Continuation Request and will be true and correct after giving effect to such Rate Conversion or Rate Continuation, as the case may be, and to the application of the proceeds therefrom, as of the date of this request, and

     (ii) No event has occurred and is continuing, or would result from such Rate Continuation or Rate Conversion, as the case may be, which constitutes a Default or an Event of Default, and

     (iii) Each existing Subsidiary of the Borrower has delivered to the Agent (i) a Guaranty Agreement, duly executed by an authorized officer of such Subsidiary, (ii) a certificate in the form of Exhibit G-2, (iii) certified copies of its organizational documents and (iv) an opinion of counsel to such Subsidiary as to the matters set forth in Section 3.01(g)(ii), and

     (iv) There has been no event which has resulted or would, more likely than not, result in a Material Adverse Effect.


                                      Very truly yours,


                                    HEALTH CARE REIT, INC.


                                    By:

                                    Its:





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*  In the event that the Borrower desires to request more than one
LIBOR Rate Borrowing (having a different Interest Period) on the same day the Borrower may deliver more than one Credit Request
(subject to the limitations of 2.02(b)).